  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 13, 2018

FARO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
250 Technology Park, Lake Mary, Florida 32746
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (407) 333-9911
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.
On July 13, 2018, FARO FNH Netherlands Holdings B.V. (“FARO FNH”), a wholly-owned subsidiary of FARO Technologies, Inc. (the “Company”), entered into a Quota Purchase Agreement (the “Purchase Agreement”) with Opto-Tech SRL (“Opto-Tech”), each of the shareholders of Opto-Tech (collectively, the “Sellers”), and Mr. Gianfranco Chiapparini, in the capacity of the Seller Representative as set forth in the Purchase Agreement, pursuant to which FARO FNH acquired all of the issued and outstanding corporate capital of Opto-Tech for an aggregate purchase price of up to €18.5 million, subject to post-closing adjustments based on actual net working capital, net financial position and transaction expenses, as set forth in the Purchase Agreement. The purchase price consists of €14.5 million paid by FARO FNH to the Sellers upon the closing using cash on hand and a contingent component of up to €4 million, which is payable based upon the achievement of product development milestones over the two-year period following the closing.
The Purchase Agreement contains customary representations, warranties and covenants, and provides for indemnification of and by the parties. The Purchase Agreement also includes non-disparagement and confidentiality provisions applicable to the Sellers and non-competition and non-solicitation provisions that are applicable to the Sellers for a period of five years following the closing.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1. The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Opto-Tech. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of the specific dates therein, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01.     Other Events.
On July 16, 2018, the Company issued a press release announcing the acquisition of Opto-Tech. A copy of the press release announcing the acquisition is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The Company is not including the information contained on or available through its website referenced in the press release as part of, or incorporating such information into, this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
2.1
Quota Purchase Agreement, dated as of July 13, 2018, by and among FARO Technologies, Inc., Opto-Tech SRL, each of the shareholders of Opto-Tech SRL, and Mr. Gianfranco Chiapparini, in the capacity of the Seller Representative. *

99.1	Press release dated July 16, 2018

* Schedules and exhibits are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc.

July 19, 2018	/s/ Jody S. Gale
	By:	Jody S. Gale
	Its:	Senior Vice President, General Counsel & Secretary